Exhibit (a)(8)

DEUTSCHE ASSET ALLOCATION TRUST

Amended and Restated Establishment and Designation of Series and

Classes of Shares of Beneficial Interest, With $0.01 Par Value

WHEREAS, the Trustees of Deutsche Asset Allocation Trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), dated June 2, 2008, as amended, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series” composed of “Shares”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective October 19, 2015, restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

WHEREAS, at a meeting held on September 11, 2015, shareholders of Deutsche LifeCompass Retirement Fund approved an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Deutsche LifeCompass Retirement Fund to Deutsche LifeCompass 2015 Fund, both series of the Trust, in exchange for shares of Deutsche LifeCompass 2015 Fund and the assumption by Deutsche LifeCompass 2015 Fund of all the liabilities of Deutsche LifeCompass Retirement Fund and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Deutsche LifeCompass Retirement Fund in complete liquidation and termination of Deutsche LifeCompass Retirement Fund (the “LifeCompass Retirement Fund Reorganization”);

WHEREAS, the LifeCompass Retirement Fund Reorganization was completed on October 19, 2015 and Deutsche LifeCompass 2015 Fund was renamed as Deutsche Multi-Asset Conservative Allocation Fund effective October 19, 2015;

WHEREAS, at a meeting held on September 11, 2015, shareholders of Deutsche LifeCompass 2040 Fund approved an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Deutsche LifeCompass 2040 Fund to Deutsche LifeCompass 2030 Fund, both series of the Trust, in exchange for shares of Deutsche LifeCompass 2030 Fund and the assumption by Deutsche LifeCompass 2030 Fund of all the liabilities of Deutsche LifeCompass 2040 Fund and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Deutsche LifeCompass 2040 Fund in complete liquidation and termination of Deutsche LifeCompass 2040 Fund Fund (the “LifeCompass 2040 Fund Reorganization”);

WHEREAS, the LifeCompass 2040 Fund Reorganization was completed on October 19, 2015 and Deutsche LifeCompass 2030 Fund was renamed as Deutsche Multi-Asset Moderate Allocation Fund effective October 19, 2015; and

WHEREAS, pursuant to Article V, Section 5.11 and Article VIII, Section 8.2 of the Declaration, the Trustees, at a meeting held on February 12, 2016, authorized the termination of the Class of Shares designated as “Class B” shares of each of Deutsche Multi-Asset Conservative Allocation Fund, Deutsche Multi-Asset Global Allocation Fund and Deutsche Multi-Asset Moderate Allocation Fund, each a Series of the Trust.

NOW THEREFORE, pursuant to Article V, Section 5.12 and Article VIII, Sections 8.2 and 8.3 of the Declaration, the Trustees of the Trust, effective on the date hereof, hereby amend and restate the Trust’s Prior Designations, the terms of which are to supersede any terms set forth in the Prior Designations:

1.       The following Series of Shares and Classes thereof are established and designated, the Shares, with $0.01 par value, of such Series and Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series, and, if applicable, a Class under, the Declaration and this amended and restated designation:

Deutsche Multi-Asset Conservative Allocation Fund	Class A
Class C
Class S

Deutsche Multi-Asset Global Allocation Fund	Class A
Class C
Class S

Deutsche Multi-Asset Moderate Allocation Fund	Class A
Class C
Class S

2.       For Shares of a Class of a Series, the relative rights and preferences of such Class shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the Trust’s Multi-Distribution System Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law. The Shares of a Class of a Series shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the current prospectus and statement of additional information of the Series relating to such Class, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, (if applicable) as such prospectus or statement of additional information may be further supplemented from time to time.

3.       The designation of the Series and Classes hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 12th day of February 2016.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/Jean Gleason Stromberg
Jean Gleason Stromberg, Trustee